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FOR IMMEDIATE RELEASE                    CONTACT: Albert H. Eckert, II
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                            FIRST BELL BANCORP, INC.
                         ADOPTS STOCKHOLDER RIGHTS PLAN
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          Wilmington, Del., November 18, 1998 -- First Bell Bancorp, Inc.
(Nasdaq: FBBC) announced today that its Board of Directors adopted a Stockholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Common Stock held as of the close of business on November 30, 1998.

          Each Right will entitle stockholders to buy one one-thousandth of a share of Series A Preferred Stock of the Company at an exercise price of $50.00. The Rights will be exercisable only if a person or group acquires beneficial ownership of 10% or more of the Company's outstanding Common Stock or commences a tender or exchange offer upon consummation of which a person or group would beneficially own 10% or more of the Company's outstanding Common Stock.

          If any person becomes the beneficial owner of 10% or more of the Company's Common Stock or a holder of 10% or more of the Company's Common Stock engages in certain self-dealing transactions or a merger transaction in which the Company is the surviving corporation and its Common Stock remains outstanding, then each Right not owned by such person or certain related parties will entitle its holder to purchase, at the Right's then-current exercise price, units of the Company's Series A Preferred Stock having a market value equal to twice the then-current exercise price. In addition, if First Bell is involved in a merger or other business combination transactions with another person after which its Common Stock does not remain outstanding, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock of the ultimate parent of such other person having a market value equal to twice the then-current exercise price.

          First Bell will generally be entitled to redeem the Rights at $0.01 per right at any time until the 10th business day following public announcement that a person or group has acquired 10% or more of the Company's Common Stock.

          First Bell Bancorp, Inc. is the holding company of Bell Federal Savings and Loan Association of Bellevue and operates 7 full-service offices in the Pittsburgh,
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Pennsylvania area. As of September 30, 1998, total consolidated assets were
$750.4 million and total consolidated stockholders' equity was $74.1 million or $11.88 per share.

SOURCE: First Bell Bancorp, Inc.